Exhibit 99.1

news release

Enbridge Energy Partners Declares Cash Distribution and Reports 2004 First Quarter Results

Houston, April 26 /PRNewswire/ – Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today reported increased net income for the three months ended March 31, 2004 of $33.1 million, or $0.50 per unit, compared with $32.6 million, or $0.62 per unit, for the first quarter of the prior year.  As well, Enbridge Partners declared a cash distribution of $0.925 per unit payable May 14, 2004 to unitholders of record on May 5, 2004.

Dan C. Tutcher, President of the Partnership’s management company and general partner, commented, “Enbridge Partners reported earnings in line with management expectations for the first quarter of 2004.  We were pleased with performance of the North Texas System, acquired on December 31 last year, which increased operating income from our natural gas systems.  Similarly, liquids transportation results reflected a one-month contribution from the Mid-Continent System that we acquired on March 1, 2004.  Liquids transportation also benefited from increased Lakehead System deliveries that averaged 80,000 barrels per day higher than in the first quarter of last year.”

Tutcher continued, “Integration of our latest acquisitions – North Texas System, Mid-Continent System and Palo Duro pipeline – is well underway.  Our current focus is on completing the new East Texas System transmission line, which is designed to provide customers with up to 500 MMcf/d of increased transportation capacity to the Carthage, Texas natural gas market and pipeline hub.  The project has reached the procurement stage and construction is expected to commence later this year.  Beyond that, we continue to pursue numerous opportunities to expand our footprint in natural gas midstream services through both organic growth and acquisitions.  On the liquids side of our business, we continue to work closely with Enbridge Inc. in developing innovative and cost-effective transportation alternatives to handle expected growth in oil sands production from western Canada over the next several years.”

COMPARATIVE FIRST QUARTER EARNINGS

	Three Months Ended March 31,
	2004	2003
	(unaudited, dollars in millions except per unit amounts)
Segmented operating income:
•Liquids Transportation	$30.6	$31.9
•Gathering and Processing	16.6	12.7
•Natural Gas Transportation	4.5	5.0
•Marketing	2.2	5.4
•Corporate	(1.3)	(1.1)
Operating income	52.6	53.9
Interest expense	(21.6)	(21.3)
Interest and other income	2.1	—
Net income	$33.1	$32.6
Allocations to General Partner	(5.5)	(4.9)
Net income allocable to Limited Partners	$27.6	$27.7
Weighted average units (millions)	54.7	44.6
Net income per unit (dollars)	$0.50	$0.62

Liquids Transportation – Operating income from Liquids Transportation was $30.6 million for the first quarter, a decrease of $1.3 million over the same period in 2003.  Deliveries on the Lakehead System increased 6%, reflecting incremental production from western Canadian oil sands projects that were put into service during the latter half of 2003.  Revenue associated with the increased deliveries was offset by lower tariffs and higher power costs.  Operating and administrative costs were higher primarily due to incremental costs associated with the Mid-Continent System, which was acquired on March 1, 2004 and contributed $0.8 million to operating income in the first quarter.  Average deliveries for the liquids systems were as follows:

	Three Months Ended March 31,
(thousand barrels per day)	2004	2003
Lakehead System	1,406	1,326
Mid-Continent System	243	—
North Dakota System	74	80

Gathering and Processing – Gathering and Processing of natural gas contributed $16.6 million to operating income in the first quarter of 2004, an increase of $3.9 million over the same period in 2003.  The 2004 results reflect a $5.4 million contribution from the North Texas assets acquired on December 31, 2003.  First quarter operating revenue less cost of natural gas associated with processing activities was stronger in 2004 due to improved natural gas liquids prices.  In addition, the East Texas and Anadarko assets benefited from additional drilling activity.  Results for the Partnership’s trucking operations declined due to the timing of customer refinery turnarounds.  In general, operating and administrative expenses increased due to higher workforce related costs.  Average daily volumes for each of the major systems were as follows:

	Three Months Ended March 31,
(MMBtu/d)	2004	2003
East Texas System*	583,000	563,000
Anadarko System	276,000	235,000
North Texas System	192,000	—
South Texas System	44,000	36,000
Total	1,095,000	834,000

*East Texas System includes the combined systems previously referred to as ‘East Texas’ and ‘Northeast Texas’.

Natural Gas Transportation – Natural Gas Transportation systems generated operating income of $4.5 million in the first quarter of 2004, a decrease of $0.5 million over the same period in 2003.  Operating income was lower in 2004 primarily due to higher measurement losses and lower fuel retainage.  Aggregate throughput for the major systems - Kansas, Midla, AlaTenn, UTOS, Bamagas and seven intrastate pipelines - was 693,000 MMBtu/d in the first quarter of 2004, compared with 720,000 MMBtu/d during the same period in 2003.

Marketing – The Marketing segment contributed $2.2 million to operating income in the first quarter of 2004, a decrease of $3.2 million over the same period in 2003.  Operating income in 2003 included a non-recurring gain of approximately $1.5 million due to the settlement of a disputed amount.  As well, less volatile natural gas prices during the first quarter this year versus the same period last year, created fewer opportunities to optimize natural gas supply to areas of strongest demand within the Partnership’s operational area.

Other Income – Interest and Other Income included a $2.0 million reduction of long-term environmental liabilities, which resulted from a reassessment of contamination sites related to certain of the Partnership’s Gathering and Processing assets.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.925 per share payable May 14, 2004 to shareholders of record on May 5, 2004.  The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on May 3, 2004.

ENBRIDGE ENERGY PARTNERS FINANCIAL STATEMENTS

A copy of the Partnership’s condensed unaudited quarterly financial statements is available from its website at: www.corporate-ir.net/ireye/ir_site.zhtml?ticker=EEP&script=700.

EARNINGS RELEASE CONFERENCE CALL

Enbridge Partners will be hosting a conference call at 11 a.m. Eastern Time on Tuesday, April 27, to discuss its first quarter financial results and business outlook.  Interested parties may listen to a live Internet broadcast of the call at the link provided below, or to a replay that will be available for a period following the call.  The call is also accessible by telephone at (973) 317-5319 and can be replayed until May 11, 2004 by calling (973) 709-2089 and entering code 347219.

Webcast URL Link: www.vcall.com/CEPage.asp?ID=87961.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) indirectly owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership, and its sole asset is an approximate 18% interest in the Partnership.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the General Partner of Enbridge Partners and holds an approximate 12% effective interest in Enbridge Partners.  Enbridge Inc. (www.enbridge.com) common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2089
E-mail: investor@enbridgepartners.com	E-mail: media@enbridgepartners.com

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements, include (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) changes in or challenges to Enbridge Partners’ tariff rates; (3) Enbridge Partners’ ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into its existing operations; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge

Partners transports products or to whom Enbridge Partners sells products; (5) changes in laws or regulations to which Enbridge Partners is subject; (6) the effects of competition, in particular, by other pipeline systems; (7) hazards and operating risks that may not be covered fully by insurance; (8) the condition of the capital markets in the United States; (9) loss of key personnel and (10) the political and economic stability of the oil producing nations of the world.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site (www.enbridgepartners.com).

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